Exhibit 10.2

Separation Agreement and General Release

This agreement (“Agreement”) is made by and between ArQule, Inc., a Delaware corporation, with its principal place of business at 19 Presidential Way, Woburn, MA 01801 (the “Company”) and Chiang J. Li, M.D. (“Employee”).  In consideration of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Separation of Employment.  In order to pursue other employment opportunities with Boston Biomedical, Inc. (“BBI”), Employee shall resign his employment with the Company effective as of January 28, 2007 (“Separation Date”).  The Company hereby waives the three month prior notice requirement under Employee’s Employment Agreement with the Company dated as of September 5, 2003 (the “Employment Agreement”).  The Company agrees, and Employee further acknowledges that, no later than the Separation Date, Employee shall receive a cash payment in the gross amount of $112,500, which represents the full amount Employee is entitled to under the Company’s Annual Incentive Program.

2.                                       Separation Package.  Regardless of whether Employee signs this Agreement, Employee acknowledges that, as of the Separation Date, Employee will receive any and all wages, including accrued but unused vacation time.  In the event that Employee signs this Agreement, returns it to the Company and does not revoke as provided in Section 18, Employee will receive the following separation package (the “Separation Package”):

a.                                       Lump Sum Separation Payment.  The Company shall pay Employee a lump sum separation payment (the “Separation Payment”) in the following gross amount, which shall be subject to legally required and voluntarily authorized deductions and withholdings:

i.                                          $321,048, which amount represents Employee’s current base salary through the end of the twelve (12) month period commencing on the Separation Date; plus

ii.                                       $109,802.50, which amount represents the average bonus paid by the Company to Executive with respect to calendar years 2005 and 2006.

The Separation Payment shall be paid to Employee on the date of his separation from service as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder, as determined in good faith by Employee and his tax counsel, subject to the Company’s consent, which shall not be unreasonably withheld; provided, however, if Employee is a specified employee as of such date, the Separation Date shall be made on the date that is six months after such date of separation from service.

b.                                      Full Vesting of the Stock Option.  Pursuant to Section 4.2.1 of Employee’s Employment Agreement, Employee was granted a stock option (the “Stock Option”) to purchase 115,000 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), pursuant to the Company’s Amended and Restated 1994 Equity Incentive Plan.  Notwithstanding any vesting schedule to the contrary, the Stock Option shall be fully vested and shall be fully and immediately exercisable as of the Separation Date.

c.                                       Grant of New Option.  Subject to approval by the Board of Directors, on January 26, 2007, Employee will be granted a stock option (the “New Option”) to purchase 64,375 shares of the Company’s Common Stock, pursuant to the Company’s Amended and Restated 1994 Equity Incentive Plan (the “Plan”) and in accordance with the terms set forth in the form of Option Certificate attached hereto as Exhibit A.  The exercise price of the New Option will be set at the closing price of Common Stock of the Company on the date of grant.  The New Option shall become fully vested and fully and immediately exercisable once Employee signs this Agreement and does not (and may no longer) revoke it as provided in Section 18, provided that if Employee does not sign this Agreement by January 26, 2007, or signs this Agreement by January 26, 2007 and later revokes it in accordance with its terms, the New Option shall be forfeited in its entirety.  If Employee signs this Agreement by January 26, 2007 and does not (any may no longer) revoke it as provided in Section 18, Employee shall have until December 31, 2008 to exercise the New Option.

d.                                      Extension of Time to Exercise Current Options.  Exclusive of the New Option, Employee has been granted certain stock options, as set forth in the attached Exhibit B, to purchase shares of the Company’s Common Stock pursuant to the Plan (the “Current Options”).  As set forth in Exhibit B, as of the Separation Date, 216,250 shares subject to the Current Options will be vested and exercisable.  The time in which Employee may exercise the Current Options that have vested as of the Separation Date shall be extended to December 31, 2007, and any agreement or terms and conditions with respect to such Current Options shall be amended accordingly.  It is expressly agreed that, in the absence of this extension, Employee would have had three months from the Separation Date to exercise the Current Options.

e.                                       Continuation of Benefits.  For a period of twelve (12) months following the Separation Date, the Company shall continue to provide coverage for Employee under its group medical, dental, life and disability insurance policies under the same terms and conditions as other Company employees, including any employee contribution, subject to the applicable plan documents.

Employee specifically acknowledges that the Separation Package described above exceeds any legal payment obligation of the Company and provides valid consideration for the General Release contained in this Agreement.

3.                                       Insurance and Other Benefits. Unless otherwise provided for expressly in this Agreement, all benefits provided by the Company to Employee will cease as of the Separation Date.

a.                                       Group Health, Dental and Vision Coverage.  A COBRA notice will issue twelve (12) months following the Separation Date.  Except as expressly set forth in this Agreement, any continuing coverage after the Separation Date will be at Employee’s sole expense as provided by federal COBRA law.  Eligibility to continue insurance coverage ceases upon the termination of any period allowed by law and is at all times subject to the terms and conditions of the applicable plan(s).

b.                                      Unemployment.  The Company shall not contest Employee’s claim, if any, for unemployment insurance benefits, it being understood and agreed that Employee’s entitlement to unemployment insurance benefits shall be determined solely by the Massachusetts Division of Unemployment Assistance.

4.                                       Return of Property.  Except as expressly authorized by the Company with respect to general categories or specific items of Company property to be used by Employee as “Principal Investigator” under that certain Research Agreement between the Company and BBI of even date herewith (“Research Agreement”), no later than the Separation Date, Employee shall return all property belonging to the Company, including but not limited to papers, files and documents (physical or electronic), computers, telephones, PDAs, reference guides, equipment, keys, identification cards, credit cards, software, computer access codes, disks and institutional manuals.  Employee shall not retain any copies, duplicates, reproductions or excerpts thereof.  In addition, Employee warrants that Employee has deleted any information belonging to the Company from any personal computer that Employee may have at home or elsewhere (other than the Company’s offices) without retaining any copies of any such information, in electronic or other format, and will permit the Company to have access to such computer at times reasonably agreed to by Employee an upon reasonable notice to confirm such deletion. Notwithstanding the foregoing, this Section shall not apply to any “Loaned Equipment” as that term is defined in the Research Agreement.

5.                                       C-MET Program Bonus.  In the event that the Company executes a binding agreement (including a non-binding letter of intent, provided that such letter of intent results in a binding agreement) related to the partnering of its C-MET Program by or before December 31, 2007, the Company shall pay Employee a lump sum of $50,000 within ten (10) business days of the entering into of such agreement.  If the Company does not execute a binding agreement (including letter of intent) related to the partnering of its C-MET Program by or before December 31, 2007, no payment shall be made to Employee.

6.                                       SAB Chair.  Employee agrees to serve as the Chair of the Company’s Scientific Advisory Board (“SAB”) for a period of one year from the Separation Date, unless such period of service is sooner terminated by the Company, pursuant to the terms and conditions of the consulting agreement attached as Exhibit C to this Agreement.  As set forth more fully in the consulting agreement, on the date of execution of such consulting agreement, and for each year that Employee serves as Chair of the SAB, Employee shall receive a stock option to purchase 12,500 shares of the Company’s Common Stock, which options shall be fully vested and fully and immediately exercisable on the date of grant, pursuant to the terms of such consulting agreement and in accordance with the Company’s then-standard form of Option Certificate for SAB members, which currently is substantially in the form attached hereto as Exhibit D.

7.                                       Nondisclosure of Confidential Information.  Employee acknowledges that during the course of Employee’s employment with the Company Employee has had access to and/or developed confidential information belonging to the Company and its customers.  Employee agrees not to use to Employee’s own advantage or to disclose, except as required by law, to any person or entity any confidential information of the Company or of any past or present customer of the Company, including but not limited to financial data or projections, customer lists, projects, economic information, systems, plans, methods, procedures, operations, techniques, know-how, trade secrets or merchandising or marketing strategies.  Moreover, Employee agrees that, as a condition of receipt of the benefits described in this Agreement, Employee shall continue to be bound by the terms of the Employee Non-Disclosure and Inventions Agreement previously executed by Employee which is attached as Exhibit E, the terms of which are incorporated herein by reference. Notwithstanding the foregoing, nothing in this Section and nothing in the Employee Non-Disclosure and Inventions Agreement shall prohibit Employee from obtaining employment with BBI or from using Confidential Information in connection with Employee’s performance under the Research Agreement and to disclose Confidential Information to the extent permitted thereby.

8.                                       Cooperation.  Employee agrees and covenants as a material term of this Agreement to provide reasonable cooperation to the Company for a period of twelve months following the end of Employee’s engagement with BBI, including but not limited to, with respect to matters previously within Employee’s scope or course of employment with the Company.  The Company will reimburse Employee for any time expended on behalf of the Company at the request of the Company at an agreed-to per diem or per hour rate (or pro-rata share thereof) and reimburse Employee for out-of-pocket expenses related thereto.  In the event that the Company determines that such expense reimbursement is or would be prohibited by law, the Company promptly shall notify Employee to such effect, and such reimbursement shall not be made to Employee.  For the avoidance of doubt, this Section shall not apply to any interaction between Employee and the Company in which Employee is acting in any capacity on behalf of BBI or in his role as a member of the Company’s SAB.

9.                                       General Release.  Except with respect to any rights, obligations or duties arising out of this Agreement, and in consideration of the Separation Package and other benefits set forth in this Agreement, Employee hereby unconditionally and irrevocably releases and discharges the Company and its officers, directors, partners, stockholders, trustees, attorneys, insurers, representatives, agents and employees, in both their individual and corporate capacities (collectively, the “Releasees”), of and from any and all complaints, charges, lawsuits, costs (including attorney fees and costs actually incurred), debts liabilities or claims for relief of any kind by Employee that Employee now has or ever had against the Releasees or any one of them, whether known or unknown, arising out of any matter or thing that has happened before the signing of this Agreement (collectively, “Claims”), including but not limited to (i) claims for tort or contract, or relating to salary, wages, bonuses, severance, commissions, stock, and stock options, the breach of any oral or written contract or promise, misrepresentation, defamation, and interference with prospective economic advantage, interference with contract, intentional and negligent infliction of emotional distress, negligence, breach of the covenant of good faith and fair dealing, medical, disability or other leave; (ii) claims arising out of, based on, or connected with Employee’s employment, including terms and conditions of employment, by the Company and the termination of that employment, including but not limited to claims arising under Section 806 of the Sarbanes-Oxley Act of 2002, and any other claims alleging retaliation of any nature; (iii) claims under G.L. c. 93A or in any way related to restricted stock, stock options, or vesting or exercise of the same, or for alleged securities violations; and (iv) claims for unlawful employment discrimination of any kind, including discrimination due to age, sex, disability or handicap, including failure to offer reasonable accommodations, race, color, religion, pregnancy, sexual orientation, national origin, or sexual or other unlawful harassment arising under or based on the following, all as amended: Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act (“ADA”), the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Family and Medical Leave Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, the Massachusetts or United States Constitution, including any right of privacy thereunder, and any other state or federal equal employment opportunity or anti-discrimination law, policy, order, regulation or guidelines affecting or relating to claims or rights of employees.  It is further expressly agreed and understood by Employee that the release contained herein is a GENERAL RELEASE.

10.                                 Covenant Not to Sue.  Employee represents and warrants that Employee has not filed any complaints, charges, or claims for relief against the Releasees, or any one of them, with any local, state or federal court or administrative agency, any professional or regulatory board, or any other agency or entity.  Employee further warrants that Employee has not previously assigned or transferred any of the claims that are the subject of the General Release contained herein.  Employee agrees and covenants not to sue or bring any claims or charges against the Releasees, or any one of them, with respect to matters subject to the General Release contained herein.  Employee further agrees not to institute any claim, charge, complaint or lawsuit to challenge the validity of the General Release or the circumstances surrounding its execution.  In the event that Employee institutes any action covered by this Section, that action shall be dismissed upon presentation of this Agreement and Employee shall reimburse the affected Releasees for all legal fees and expenses incurred in defending such claim and obtaining its dismissal.

11.                                 Exclusion.  Nothing in this Agreement shall preclude Employee from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination or any other state anti-discrimination agency or from participating or cooperating in any investigation or proceeding conducted by any of such agencies.  In the event that a charge or complaint is filed with any administrative agency by Employee or in the event of an authorized investigation, charge or lawsuit filed by any administrative agency, Employee expressly waives and shall not accept any monetary award or damages, costs or attorneys’ fees of any sort therefrom against the Company or any of the Releasees.

12.                                 Nonadmissions Clause.  It is understood and agreed that this Agreement does not constitute any admission by the Company that any action taken with respect to Employee was unlawful or wrongful, or that such action constituted a breach of contract or violated any federal or state law, policy, rule or regulation.

13.                                 Nondisclosure of this Agreement.  Except as set forth in Section 11 and except to the extent publicly disclosed by the Company, Employee expressly agrees that the nature and terms of this Agreement are confidential, and expressly agrees not to discuss or disclose them, or the facts and contentions contained therein, without the prior written consent of the Company, with or to any person, except to Employee’s accountant, tax advisor, attorney, immediate family, therapist or healthcare provider, if any, the Internal Revenue Service, state tax authorities, or as required by law.  If Employee makes any disclosure authorized by this Section, Employee shall apprise the person or entity to whom such disclosure is made of the confidential nature of the terms and conditions of the Agreement and shall use reasonable and good faith efforts to secure the confidentiality of the information so disclosed.  In particular, if Employee is compelled to disclose the terms or conditions of this Agreement in response to a subpoena or discovery request issued in litigation, Employee shall provide the Company with a copy of the subpoena or discovery request as promptly as practicable following receipt by the Employee in order to provide the Company with the opportunity to seek a protective order from the appropriate court.

14.                                 Nondisparagement.  Employee agrees not to disparage or make negative statements about the Company or any of the Company’s programs or products.  The Company agrees to instruct all members of the Company’s executive management team not to disparage or make negative statements about Employee, provided that nothing in this Section shall be construed in any way to restrict or prevent Employee or the Company from providing truthful information to, or truthful responses to requests from, their respective auditors, accountants, investment bankers, insurers, potential purchasers, successors, acquirers, or any other persons or entities as required by business necessity or for a legitimate business reason.  Nothing in this Agreement shall bar Employee or the Company from providing truthful testimony in any legal proceeding, or in responding to any request from any governmental agency, or as required by law, or by court order or other legal process.

15.                                 References.  Any reference request on Employee will be directed to Anthony S. Messina, or his successor as Vice President of Human Development, who will respond in accordance with Company practice with only Employee’s dates of employment and job titles and by stating that Company policy precludes the provision of any further information to the inquirer.  However, if Employee completes and return to the Company a Reference Release form, the Company will answer questions about Employee’s employment based on Employee’s employment records.

16.                                 Breach.  Employee agrees that the consideration contained in this Agreement which flows to Employee from the Company is subject to termination, reduction, disgorgement or cancellation in the event that Employee takes any action or engages in any conduct, including failure to perform, deemed by the Company to be in violation of this Agreement.  In the event that Employee institutes legal proceedings to enforce this Agreement, Employee agrees that the sole remedy available to Employee shall be enforcement of the terms of this Agreement, but that under no circumstances shall Employee be entitled to receive or collect any damages for Claims that Employee has released under this Agreement in accordance with the General Release contained in Section 9 of this Agreement.

17.                                 Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within such jurisdiction and without giving effect to its choice or conflict of laws rules or principles.  Each of the parties irrevocably submits to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of any United States federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement, and irrevocably agrees that all claims in respect of such action or proceedings shall be heard and determined in any such Massachusetts or United States federal court.

18.                                 Time to Consider Agreement.

a.                                       Employee acknowledges that Employee has been given the opportunity to consult an attorney of Employee’s choice before signing this Agreement.

b.                                      Employee acknowledges that Employee has been given the opportunity to review and consider this Agreement for at least forty-five (45) days before signing it and that, if Employee has signed this Agreement in less than that time, Employeehas done so voluntarily in order to obtain sooner the benefits of this Agreement.

c.                                       Employee further acknowledges that Employee may revoke this Agreement within seven (7) days of signing it, provided that this Agreement will not become effective until such seven-day period has expired.  To be effective, any such revocation must be in writing and delivered to the Company’s principal place of business (as set forth in the preamble to this Agreement) to the attention of Anthony S. Messina by close of business on the seventh day after signing and must expressly state Employee’s intention to revoke the Agreement.  The eighth day following Employee’s execution hereof shall be deemed the “Effective Date” of this Agreement.

d.                                      The parties also agree that the release provided by Employee in this Agreement does not include claims under the ADEA arising after the date Employee signs this Agreement.

e.                                       Employee further acknowledges and agrees that the consideration Employeeis to receive under this Agreement exceeds the consideration to which Employeewould otherwise be entitled to upon his termination from employment with the Company.

19.                                 Information As To Separation. Employee acknowledges that Employee has received from the Company on the attached Exhibit F, which is made a part of this Agreement, information concerning who is eligible for and who was offered the Separation Package (or portion thereof).  Employee has also been informed in Exhibit F as to the organizational unit which is being offered the Separation Package, the job titles and ages of all employees selected to be offered the Separation Package and the job titles and ages of all employees in the same organizational unit not selected to be offered the Separation Package.

20.                                 Representations.  Employee acknowledges that in exchange for entering into this Agreement Employee has received good and valuable consideration in excess of that to which Employee would otherwise have been entitled in the absence of this Agreement.  This consideration includes, but is not limited to, the Separation Package described in Section 2.  Employee further acknowledges the sufficiency of that consideration.  The Company and Employee attest that no other representations were made regarding this Agreement other than those contained herein.

21.                                 Severability.  If any of the terms of this Agreement shall be held to be invalid and unenforceable, the remaining terms of this Agreement are severable and shall not be affected thereby.  However, should the General Release or Covenant Not to Sue provisions of this Agreement be declared or determined by any tribunal, administrative agency or court of competent jurisdiction to be illegal or invalid, and should Employee thereupon seek to institute any claims that would have been within the scope of the General Release or Covenant Not to Sue, the Company shall be entitled to immediate repayment, and Employee shall immediately return, the Separation Payment.

22.                                 Entire Agreement.  This Agreement and its Exhibits constitute the entire agreement between the parties about or relating to the Company’s obligations to Employee with respect to Employee’s terms and conditions of employment, and termination of employment, and fully supersedes any and all prior agreements or understandings between the parties other than the Employee Non-Disclosure and Inventions Agreement, referenced in Section 7 above.  The terms of this Agreement are contractual in nature and not a mere recital, and they shall take effect as a sealed document.  This Agreement may not be modified orally, but only by agreement in writing signed by both parties.

23.                                 Interpretation.  Each party agrees that in any dispute regarding the interpretation or construction of this Agreement, no presumption shall operate in favor of or against any party by virtue of such party’s role in drafting, or not drafting, the terms and conditions set forth herein.

24.                                 Notice.  Any notice under this Agreement given to Employee, shall be by certified mail, return receipt requested, to the address set forth in the Employee’s personnel file at the Company.

Any notice under this Agreement given to Company, shall be to:

Anthony S. Messina
Vice President, Human Development
ArQule, Inc.
19 Presidential Way
Woburn, MA 01801

25.                                 Counterparts.  This Agreement may be executed in two or more of counterparts, each of which when executed and delivered constitutes an original of this Agreement, but all the counterparts shall together constitute one and the same agreement.  No counterpart shall be effective until each party has executed at least one counterpart.

26.                                 Access to Legal Counsel.  EMPLOYEE REPRESENTS, WARRANTS AND ACKNOWLEDGES THAT EMPLOYEEHAS CAREFULLY READ ALL OF THIS AGREEMENT, THAT EMPLOYEEHAS HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL CONCERNING THE LEGAL EFFECT OF THIS AGREEMENT AND THE ADVISABILITY OF ENTERING INTO THIS AGREEMENT AND GIVING THE GENERAL RELEASE PROVIDED FOR HEREIN, AND THAT EMPLOYEEFULLY UNDERSTANDS THE SAME.  EMPLOYEE FURTHER REPRESENTS, WARRANTS AND ACKNOWLEDGES THAT EMPLOYEEIS EXECUTING THIS AGREEMENT WITH THE INTENT TO GRANT THE GENERAL RELEASE SET FORTH HEREIN, WITHOUT RELIANCE UPON ANY STATEMENT OR REPRESENTATION OF THE COMPANY OR ANY REPRESENTATIVE, EMPLOYEE, DIRECTOR OR ATTORNEY OF THE COMPANY OTHER THAN AS SET FORTH HEREIN, AND THAT EMPLOYEEHAS SIGNED THIS AGREEMENT ON EMPLOYEE’SOWN BEHALF AND OF EMPLOYEE’SOWN FREE WILL.

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IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement as of the day and year written below.

ArQule, Inc.

By:  /s/ Anthony S. Messina

Name:     Anthony S. Messina

Title:       Vice President, Human Development

Date: January 26, 2007

Employee

/s/ Chiang J. Li

Name: Chiang J. Li, M.D.

Date: January 26, 2007

/s/ Peter S. Lawrence

Witness to Employee’s signature

Date: January 26, 2007

Exhibit A

(Form of Option Certificate)

Exhibit B

(Listing of Current Options)

Exhibit C

(SAB Agreement)

Exhibit D

(Form option agreement for SAB options)

Exhibit E

(copy of Employee Non-Disclosure and Inventions Agreement)

Exhibit F

(information as to separation)